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                                                              Exhibit 23(d)(3.4)

                                 FOURTH ADDENDUM

     WHEREAS, Pacific Capital Funds, a Massachusetts business trust (the "Trust") and Hawaiian Trust Company, Ltd., a state-chartered trust company, entered into an Investment Advisory Agreement dated October 29, 1993; and

     WHEREAS, such Agreement has heretofore been amended by such parties and by Bank of Hawaii, the successor by merger to Hawaiian Trust Company, Ltd. (the "Investment Adviser"); and

     WHEREAS, the parties wish to further amend the Advisory Agreement in certain respects;

     NOW, THEREFORE, the portion of Schedule A to the Investment Advisory Agreement regarding the compensation payable with respect to the Pacific Capital Small Cap Fund series of the Trust is hereby amended to read in full as follows:

          The Investment Adviser has retained a sub-adviser to manage the Small Cap Fund series of the Trust (the "Small Cap Fund"), which sub-adviser will receive sub-advisory fees at different rates for the portion of the Small Cap Fund managed pursuant to its "small cap value" style (the "Value Sub-Account") and the portion of the Small Cap Fund managed pursuant to its "systematic small cap" style (the "Systematic Sub-Account"). The compensation payable to the Investment Adviser with respect to the Small Cap Fund shall be (i) fifty one-hundredths of one percent (0.50%) of the average daily net assets of the Value Sub-Account, and (ii) forty one-hundredths of one percent (0.40%) of the average daily net assets of the Systematic Sub-Account.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date set forth above.

PACIFIC CAPITAL FUNDS                   BANK OF HAWAII
                                        through its Asset Management Group
                                        (formerly Pacific Century Trust)
                                        (successor by merger to Hawaiian Trust
                                        Company, Ltd.)


By:                                     By:
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Name:                                   Name:
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Title:                                  Title:
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